FOR IMMEDIATE RELEASE

January 22, 2008

Contact:  Andy Bower, Chief Financial Officer
Phone:  (504) 883-5535

GS Financial Corp. Announces Fourth Quarter and Year-End Results

Metairie, Louisiana –GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (the “Bank”), announced earnings for the quarter ended December 31, 2007 of $299,000, or $.24 per share, compared to net income of $85,000, or $.07 per share, for the quarter ended December 31, 2006.  For the year ended December 31, 2007, earnings were $757,000, or $.61 per share, compared to $2.1 million, or $1.74 per share, for the year ended December 31, 2006.

“In general, 2007 was a challenging year for the banking industry.  But, our strong fourth quarter concluded the year on a positive note for GS Financial and Guaranty Savings Bank” noted President Stephen Wessel.  “We made progress in the fulfillment of many of our strategic objectives in the past year with regards to increased loan growth, enhanced product offerings, new banking locations and improved technology.  Both planned expense growth due to the addition of new banking locations and a challenging interest rate environment hampered profitability during the year.  However, in the fourth quarter of 2007 our expenses leveled off while our revenue and loan production continued to increase resulting in improved operating performance.  We have continued to implement all of our main strategic objectives and our much improved fourth quarter results reflect the progress we have made.  As we continue to evolve as an institution, we are positioning ourselves for long-term growth and financial success.”

Net interest income for the quarter ended December 31, 2007 was $1.5 million compared to $1.4 million for the same period in 2006.  For the year ended December 31, 2007 net interest income, excluding loan loss provisions, was $5.7 million compared to $6.1 million for calendar 2006, a decline of 6.5%.  The Company’s net interest margin increased to 3.52% for the fourth quarter of 2007 from 3.37% for the year earlier quarter and declined to 3.42% for the year ended December 31, 2007 compared to 3.58% for calendar 2006.  Our results for 2007 include a $300,000 reversal of the provision for loans losses compared to a $2.0 million reversal in 2006.

Total assets of the Company at December 31, 2007 amounted to $185.7 million, up 10.3% from $168.4 million at December 31, 2006.  There was significant growth in the Company’s loan portfolio during 2007, which occurred in both the commercial real estate and residential mortgage segments.  Net loans at December 31, 2007 were $118.4 million compared to $94.0 million at December 31, 2006, an increase of 26.1%.  Loan quality continued to be sound in 2007 as the local economy in South Louisiana continues to rebound from the impact of Hurricane Katrina. The Bank’s level of non-performing assets increased to $1.0 million at December 31, 2007 compared to $191,000 at December 31, 2006 due to two loan relationships that were place on non-accrual status, both secured by properties impacted by Hurricane Katrina.  We made significant provisions to our allowance for loan losses in 2005 after Hurricane Katrina specifically for situations such as these, and management believes the current reserve levels to be adequate.

The Bank is continuing to expand its secondary marketing efforts.  In the fourth quarter, the Bank recognized $85,000 in gains on loans sold which is included in non-interest income.  The Bank has also been approved in the fourth quarter by two additional secondary market loan investors which assisted in the expansion of residential mortgage product offerings.

“We think 2008 will be a good year for Guaranty Savings Bank because we have a good management team, talented lenders, a healthy capital position, adequate loan loss reserves, diversified revenue streams and a good mix of products coupled with service differentiation in our market which has been disrupted by big bank consolidation activity” stated President Wessel.  “We are excited about our opportunities to continue to grow revenue and profitability on a consistent basis in 2008.”

Highlights of 2007 include:

•	Gross loans grew by $24.7 million during 2007 (25.3%) to $121.9 million at December 31, 2007, with the growth almost entirely in real-estate secured loans, both residential and non-residential.

•
The Bank sold $15.1 million of residential loans in 2007, including $6.6 million of loans in the fourth quarter, resulting in gains on loan sales of $189,000 for the year and $85,000 for the fourth quarter.

•	Deposits grew in 2007 by $6.9 million (5.6%) to $129.9 million at December 31, 2007, including $2.3 million of growth in non-interest bearing deposits.

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Stockholders’ equity at December 31, 2007 was $28.2 million, up $945,000 from December 31, 2006.  Stockholders’ equity as a percentage of total assets at December 31, 2007 was 15.21%, down from 16.16% at December 31, 2006.

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Non-interest expense for the fourth quarter of 2007 totaled $1.3 million, relatively unchanged from the year earlier period.  Non-interest expense for all of 2007 totaled $5.4 million, up approximately 9.2% from 2006.

•
Non-interest income for the fourth quarter of 2007 totaled $244,000, up from $65,000 in the fourth quarter of 2006, due primarily to gains recognized on sales of mortgage loans in the secondary market, an activity in which the Bank did not engage in until the latter part of the fourth quarter of 2006, and a $110,000 non-recurring item.

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During 2007, the Bank re-opened its newly renovated Mid-City New Orleans office, which was flooded as a result of Hurricane Katrina, converted its loan production office in Ponchatoula, LA to a full-service branch and opened a new location on the Westbank of Jefferson Parish in Harvey, LA.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition
(Unaudited)

($ in thousands)	December 31, 2007	December 31, 2006
ASSETS
Cash & Due from Banks	$2,480	$1,892
Interest Bearing Deposits	6,008	6,544
Federal Funds Sold	970	2,680
Securities Available-for-Sale, at Fair Value	47,748	55,090
Loans, Net	118,477	93,987
Accrued Interest Receivable	1,828	2,004
Premises & Equipment, Net	5,845	3,578
Stock in Federal Home Loan Bank, at Cost	1,220	982
Real Estate Held-for-Investment, Net	450	464
Other Assets	645	1,161
Total Assets	$185,671	$168,382

LIABILITIES
Interest Bearing Deposits	124,160	119,599
Non-Interest Bearing Deposits	5,680	3,390
FHLB Advances	26,986	17,042
Other Liabilities	613	1,064
Total Liabilities	$157,439	$141,095

STOCKHOLDERS' EQUITY
Common Stock & Additional Paid in Capital	34,682	34,785
Unearned RRP Trust Stock	(159)	(573)
Treasury Stock	(32,166)	(32,493)
Retained Earnings	25,990	25,887
Accumulated Other Comprehensive Loss	(115)	(319)
Total Stockholders' Equity	$28,232	$27,287
Total Liabilities & Stockholders' Equity	$185,671	$168,382

Selected Asset Quality Data
Total Non Performing Assets	1,070	191
Non Performing Assets to Total Assets	0.58%	0.11%
Allowance for Loan Losses to Total Loans	2.82%	3.82%
Allowance for Loan Losses to Total Non-performing loans	320.75%	1,953.93%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
($ in thousands, except per share data)	2007	2006	2007	2006
Interest Income	$3,000	$2,706	$11,248	$11,000
Interest Expense	1,472	1,298	5,547	4,904

Net Interest Income	1,528	1,408	5,701	6,096
Provision (Reversal) for Loan Losses	-	-	(300)	(1,981)
Net Interest Income after Provision (Reversal) for Loan Losses	1,528	1,408	6,001	8,077

Noninterest Expense	1,347	1,346	5,378	4,926
Net Income Before Non-Interest Income and Income Taxes	181	62	623	3,151

Noninterest Income	244	65	425	50
Income Before Tax Expense	425	127	1,048	3,201

Income Tax Expense	126	42	291	1,088
Net Income	299	85	757	2,113
Net Income Per Common Share	$0.24	$0.07	$0.61	$1.74

Selected Operating Data
Weighted Average Shares Outstanding	1,270,963	1,209,180	1,243,655	1,212,173
Return on Average Assets [1]	0.65%	0.20%	0.44%	1.21%
Non Interest Expense/Average Assets [1]	2.95%	3.13%	3.12%	2.82%
Net Interest Margin	3.52%	3.37%	3.42%	3.58%
[1] Annualized for the three-month periods ended December 31, 2007 and 2006.